Exhibit 4.6

TRANSLATION

For and on behalf of

                        DSG INTERNATIONAL LIMITED

BANK THAI (PUBLIC) COMPANY LIMITED

- Signded -    - Signded -

GUARANTEE AGREEMENT

Authorized Signature

Done at Bank Thai (Public) Company Limited

Date

(A) We	{

DSG International Ltd.,              nationality

(Name of juristic person) Registration No.

Represented by                                          the authorized person

                     Aged          years, of              ethnicity              nationality.

(Name of natural person) Citizenship ID Card No                             .

Having the office located at No.          Village No. - on                      Road              Subdistrict

                             District                              Province Bangkok Metropolis.

(B) We	{	of nationality. (Name of juristic person) Registration No . Represented by the authorized person . Aged years, of ethnicity nationality (Name of natural person) Citizenship ID Card No .

Having the office located at No.          Village No.      on Soi

Road                      Sub-district                      District

Province

(C) We	{	of nationality. (Name of juristic person) Registration No . Represented by the authorized person . Aged years, of ethnicity nationality (Name of natural person) Citizenship ID Card No .

Having the office located at No.          Village No.      on Soi

Road                      Sub-district                      District

Province

(D) We	{	of nationality. (Name of juristic person) Registration No . Represented by the authorized person . Aged years, of ethnicity nationality (Name of natural person) Citizenship ID Card No .

Having the office located at No.          Village No.      on Soi

Road                      Sub-district                      District

Province

hereinafter shall be referred to as the “GUARANTOR”, agrees to enter into this Guarantee Agreement in favour of BANK THAI (PUBLIC) COMPANY LIMITED, which hereinafter shall be referred to as the “BANK” upon the terms and conditions as follows:

Clause 1. The Guarantor hereby undertakes to underwrite every type of debt of DSG INTERNATIONAL (THAILAND) COMPANY LIMITED, which hereinafter shall be referred as the “Debtor”, who prior to the signing of this Agreement is already indebted to the Bank and/or is indebted at the time of signing this Agreement including debts that the Debtor shall have owed to the Bank after the date of signing this Agreement, irrespective of whether or not it is the debt of an overdrawn loan facility, an overdraft facility, the debt in relation to the letter of credit, trust receipt, the discount/rediscount sale of bills, debt in relation to an aval or acceptance of bills at the request of the Debtor; or other debts which are related to bills, money notes, a debt incurred in connection with hedging and against possible loss for currency exchange rate as a result of the fluctuation of the foreign exchange market before or after the date of delivery. The debts related to the issue by the Bank of the Letter of Guarantee to the debtor and any other liabilities, including debts incurred in connection with debt restructuring or debt incurred as a result of composition or arrangement with the debtor, the Guarantor hereby agrees to underwrite as a joint debtor with the Debtor for payment of debt to the Bank in the amount of 67,000,000.- Baht (Sixty Seven Million Baht only).

In addition to debts to the credit line as mentioned in the preceding paragraph, the Guarantor further agrees that the Guarantor shall yet be liable for other accessory obligations including all damages that the Bank must suffer in connection with dunning notices or payment demands or taking legal action against the debtor to enforce the payment of debt.

As the guarantee pursuant to the preceding paragraph is to underwrite the debt that has existed before or at the signing of this Agreement and/or that which shall have existed in the future, both the Guarantor and the Bank mutual agree that in the event of payment of debt having been made by the Debtor to the Bank as long as the Bank has not delivered a notice to notify that the Guarantor is duly released of its obligations under this Guarantee Agreement, it shall be held that this Guarantee Agreement is still in full force and effect to underwrite also the debts that may have incurred in the future or newly incurred debt with the Bank.

Clause 2. In the event that the Debtor has defaulted on payment for every item or any particular item of debt or that the Debtor at court order has gone into the official receivership or that the Debtor has died, become an incompetent person or quasi-incompetent person or has disappeared or been absent from the domicile or cannot be found; or in the event that the Debtor may be no longer unable to enjoy the benefits of the condition on the beginning and end of time or has ceased or dissolved its business or its business has been seized or attached according to the order or writ of execution of court or competent officer; or in any other event that preclude the operation of business, the Guarantor further agrees that it shall forthwith pay the outstanding debt of the debtor to the Bank; and the Guarantor further agrees to permit the Bank to debit every type of accounts of the Guarantor it has had with the Bank for settlement of debt under this Agreement immediately. The Guarantor’s liability shall be as a joint debtor to the Debtor and further permits the Bank to demand that any particular guarantor or every or several guarantors as the Bank may deem fit make payment of the underwritten debt, either in part or in whole, immediately, without giving prior notice to the Debtor. And the Guarantor further agrees that it shall not raise any one particular grounds as a claim or as an excuse to release the guarantor from the liability existed under this Agreement.

In the event that the debt underwritten under this Agreement is a debt incurred as a result of issuance by the Bank of a Letter of Guarantee to third party at the request of the Debtor, the Guarantor shall give its consent in writing to the effect that if the Creditor demands that the Bank make payment under the Letter of Guarantee issued by the Bank, the Bank has the right to make a payment according to such demand immediately without prior notice to the Guarantor and/or to the Debtor; and without questioning the Debtor that if the Debtor shall still have a defense or although the Bank shall be informed that the Debtor still has a defense, if the Bank shall deem fit, then the Bank shall have the right to make such payment without raising a defense that the Debtor has had against the Creditor.

Clause 3. The Guarantor agrees to allow the Bank to grant an extension of time or renew the Agreement in favor of the Debtor or agrees to a new debt restructuring or amendment to various types of agreements related to debts pursuant to Clause 1 and/or documents that are held to form part of said various types of the agreements or any agreements relating to the debt mentioned in Clause 1 or enter into a compromise agreement with the debtor as the Bank may deem fit without prior notice to or prior consent of the Guarantor. The Guarantor shall not hold the said extension of time or renewal of the Agreement or the new debt restructuring or amendment to various types of the agreements relating the debt pursuant to Clause I and/or the entering into the said compromise agreement as grounds for release of its liability absolutely.

Clause 4. This guarantee shall be valid indefinitely and the Guarantor shall not revoke this guarantee regardless of grounds so long as the Bank has not received the payment of debt mentioned in Clause 1 in full.

Clause 5. This Guarantee is validly binding upon the Guarantor although it shall subsequently appear that the debtor shall not be held liable on grounds of the execution of mistaken legal act that gives rise to the debt or on grounds that the debtor becomes an incompetent person or such legal act is invalid regardless of causes, without consideration that while entering into a guarantee agreement, the Guarantor is whether or not aware of the grounds of such mistake or incompetence or invalidity of such legal act.

Clause 6. The Bank reserves the right to discharge the debt either in part or in whole, in favor of the debtor or the right to waiver to enforce the judgment, the pledge agreement, the mortgage agreement or any security, which has already existed or that shall have existed in the future, whether in part or in whole, with or without notice to the Guarantor, the Guarantor shall yet be held liable therefore under this Agreement and the Guarantor shall not raise these circumstances as a claim or an excuse for it to be released of the liability under this Agreement until such time the underwritten debt shall have been paid in full.

Clause 7. The Bank reserves the right to assert a claim or a non-claim or to release the obligation in favor of any particular Guarantor without prior consent of or notice to other Guarantors. The remaining other Guarantors shall yet be liable for payment of debt to the amount that the Debtor owes to the Bank until such time the Bank shall have received the payment of debt in full.

Clause 8. In the event of death of the Debtor and the Bank has not instituted legal proceedings to enforce payment of debt against the Debtor’s heir or estate or successor or assignee until the expiration of 1 year of the date of the death of the Debtor, the Guarantor shall waive the right to raise the statute of limitations as a defense against the Bank and shall further agree to settle the debt of the amount stands outstanding to the Bank until such time the Bank shall have received the payment of debt in full.

Clause 9. Even though any acts done by the Bank may have precluded the Guarantor from subrogating either in part or in whole the rights, the mortgage, the ledge, the preferential rights or any one of them, which the Debtor has given to the Bank prior to or at the time of signing the Guarantee Agreement for payment of debt, the Guarantor shall not be released of its liability whether in part or in whole.

Clause 10. Throughout the period of time that the Bank has not yet received the payment of debt or any money as specified in Clause 1 in full, the Guarantor agrees that it shall not assume the subrogation of rights from the Bank to claim repayment against the Debtor’s property.

Clause 11. In the event of any refund to be made by the Bank of any money it has received to the execution officer or official receiver or to any individual by the effect of the law or the court order or to competent officer, the Guarantor agrees to acknowledge that the Bank has not yet received the payment of debt and the Guarantor then agrees to repay the money to the Bank in full.

Clause 12. If the Guarantor has relocated its domicile, it is the duty of the guarantor to give a written notice thereof to the Bank and an array of contact letters, dunning letters, notices or any other letters to be delivered to the Guarantor, whether or not sent by registered mail or delivered by hand, if it has been sent to the location, address specified herein above or to a new address as may be notified by the Guarantor, it shall be considered that it has been duly sent to the Guarantor irrespective of whether or not it is actually received by a person.

Clause 13. The Guarantor agrees to hand over the following: ___________________________________________________

_________________________________________________________________________________________________________

_________________________________________________________________________________________________________

to be held in possession of the Bank as security until such time the Bank shall have received payment of debt in full.

To witness, the Guarantor has affixed its signature together with the corporate Seal (if there is any) as evidence on the date, in the month and the year shown above.

For and on behalf of

DSG INTERNATIONAL LIMITED

- Company Seal Affixed -

Signature:	- Signed - - Signed -	Guarantor
(Authorised Signature)

Signature:		Guarantor

( )

Signature:		Guarantor

( )

Signature:		Witness

( )

Signature:	- Signed -	Witness
(Asanee Wangbiboolchai)

Signature:	- Signed -	Witness/Typist
(Mr. Pongchan Chuayboonchoom)